Exhibit (r)

THE MEXICO FUND, INC.

IMPULSORA DEL FONDO MEXICO, SC

Code of Ethics

Amended and Restated

as of March 8, 2006

F.	Acceptance of Gifts	17
6.2	Confidentiality of Fund Transactions	17

PART 7 - A REMINDER ABOUT THE ADVISER’S INSIDER TRADING POLICY		18

PART 8 - VIOLATIONS OF THE CODE		18

PART 9 - THE MEXICO FUND, INC. AND IMPULSORA DEL FONDO MEXICO, SC CODE OF ETHICS COMPLIANCE PROCEDURES		19
9.1.	Responsibilities of the CCO	19
A.	Pre-Clearance Standards	19
	1. General Principles	19
	2. Specific Standards	19
	(a) Private Placements	19
	(b) Open Orders	19
	(c) Duration of Pre-Clearance	19
B.	Waivers by the CCO	20
C.	Continuing Responsibilities	20
D.	Periodic Responsibilities	20
E.	Annual Responsibilities	21
9.2.	Personnel Responsibilities and Procedures	21
A.	New Employees	21
B.	Supervisory Procedures for Effectuating Compliance	22
	1. Annual Reports to Management	22
	2. Records	22
	3. List of Access Persons, Portfolio Persons and Supervised Persons	22
SCHEDULE A - DESIGNATION OF COMPLIANCE OFFICER		23
SCHEDULE B - INITIAL AND ANNUAL HOLDINGS REPORT		24
SCHEDULE C - REPORT OF QUARTERLY SECURITIES TRANSACTIONS		25
SCHEDULE D - PRIVATE PLACEMENT PURCHASE APPROVAL		26
SCHEDULE E - LIST OF ACCESS PERSON AND PORTFOLIO PERSONS		27
EXHIBIT A - INSIDER TRADING STATEMENT OF POLICY AND PROCEDURES		28
ACKNOWLEDGEMENT		30

THE MEXICO FUND, INC.

IMPULSORA DEL FONDO MEXICO, SC

CODE OF ETHICS

AND

RELATED COMPLIANCE PROCEDURES

The Mexico Fund, Inc. (the “Fund”) and its adviser, Impulsora del Fondo México, SC (the “Adviser”), have adopted this Code of Ethics (the “Code”).

The Board of Directors of the Fund, including a majority of directors who are not “interested persons” of the Fund, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), must approve any material change to the Code based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons (as defined herein) from engaging in conduct prohibited under Rule 17j-1 of the 1940 Act or this Code.

Before approving amendments to the Code, the Board of Directors must receive a certification from the Fund and the Adviser that the procedures under the Code are reasonably necessary to prevent Access Persons from violating the Code.

PART 1 - STATEMENT OF PRINCIPLES

The policy of the Fund and the Adviser is that the interests of shareholders and clients are paramount and come before the interests of any director, officer or employee of the Fund or any partner, officer or employee of the Adviser.1

Personal investing activities of all directors, officers and employees of the Fund and the partners, officers and employees of the Adviser should be conducted in a manner to avoid actual or potential conflicts of interest with the Fund, its shareholders, and other clients of the Adviser, if any.

Directors, officers and employees of the Fund and officers and employees of the Adviser (“covered persons”)2 shall not use their positions with the Fund or Adviser, or any investment opportunities they learn of because of their positions with the Fund or the Adviser, to the detriment of the Fund, its shareholders, and other clients of the Adviser, if any.

1.1. Standards of Business Conduct.

The policies and procedures contained in this Code have been designed and adopted to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to the Fund. Access Persons and

[1]	Since the Adviser is organized as a civil society, each member of the Adviser would be considered a “partner” for this purpose.

[2]	Partners of the Adviser are not considered covered persons based on the characteristics of a Mexican civil society and an analysis of two relevant no action letters, W.R. Huff Asset Management Co., L.P. (pub. avail. 8/10/94) and The Ayco Company, L.P. (pub. avail. 12/14/95).

Supervised Persons (both as defined in Section 3.2) are considered fiduciaries and as such, they have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of the Fund. The interests of the Fund and any other clients of the Adviser are paramount and come before the personal interests of any Access Person or Supervised Person. Access Persons and Supervised Persons are expected to render disinterested advice, protect client assets (including nonpublic information about a client or a client’s account) and act always in the best interest of the Adviser’s clients including the Fund. Access Persons and Supervised Persons must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

This Code applies to all Access Persons and Supervised Persons. The Code acknowledges the general principles that Access Persons and Supervised Persons:

(1) owe a fiduciary obligation to all clients;

(2) have the duty at all times to place the interest of all clients first and foremost; and

(3) must conduct their personal trading activities in a manner that avoids conflicts of interest or abuses of their position of trust and responsibility.

Access Persons and Supervised Persons must not:

(1) employ any device, scheme or artifice to defraud a client;

(2) make to a client any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client;

(4) engage in any manipulative practice with respect to a client;

(5) use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a client; or

(6) conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to clients as a fiduciary.

This Code has been adopted to assure compliance with these restrictions.

Access Persons and Supervised Persons are required to comply with the Federal Securities Laws. However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law,” but with the spirit of the law and this Code. Should you have any doubt as to whether this Code applies to you, you should contact the Chief Compliance Officer (“CCO”). The CCO is designated on Schedule A.

1.2. Conflicts of Interest.

In order to enable the Fund and the Adviser to maintain the highest standards of corporate governance, generally each covered person should be free of relationships, activities or interests which conflict with, or appear to conflict with, the interests of the Fund, or in cases where the interests of the Fund and the Adviser are not in conflict, the Adviser, or may deprive the Fund and its stockholders of the loyalty of and fair dealing by covered persons.

A covered person shall not use corporate property, information or position in a manner that constitutes a conflict of interest or otherwise knowingly engage in a conflict of interest.

A “conflict of interest” means a personal interest of a covered person that interferes, or appears to interfere, in any way with the interests of the Fund, or in cases where the interests of the Fund and the Adviser are not in conflict, the Adviser. A conflict of interest includes, without limitation:

(1) An interest that has the potential to make it difficult for a covered person to perform his or her duties objectively;

(2) The receipt of improper personal benefit (i.e., a benefit not received by all other similarly situated covered persons or the stockholders of the Fund) from the Fund by a covered person (or a family member of a covered person) resulting from the covered person’s position with the Fund or the Adviser; and

(3) With respect to directors who are interested persons (as such term is defined by the 1940 Act) of the Fund, the substantial possibility of the receipt of compensation or other personal financial benefit (not derived from being a stockholder of the Fund) resulting from the approval of any contract or agreement of which the Fund is a party.

A “family member” of a covered person means:

(1) The spouse, parent, child, grandchild or sibling of the covered person or of the spouse of any of the foregoing;

(2) An individual having the same home as the covered person; or

(3) A trust or estate of which an individual specified in this Section B is a substantial beneficiary; or

(4) Trust, estate, incompetent, conservatee or minor of which the covered person is a fiduciary.

A conflict of interest shall not be found solely because a covered person is an interested person, as such term is defined by the 1940 Act, with respect to the Fund.

A covered person who has a conflict of interest or potential conflict of interest shall report in writing to the CCO that conflict within five days of the date on which the covered person knew or reasonably should have been expected to have learned or known of the conflict of interest or potential conflict.

1.3. Confidentiality.

A covered person shall maintain confidentiality of information entrusted to him or her by the Fund or the Adviser, except when disclosure is specifically authorized or legally mandated. Confidential information consists of all non-public information that may be of use to competitors or harmful to the Fund or Adviser if disclosed.

1.4. Fair Dealing.

A covered person, taking action in his or her capacity as a director, officer or employee of the Fund or as an officer or employee of the Adviser, as the case may be, or on behalf of any entity with which the covered person is affiliated, shall not take unfair advantage of the Fund, its stockholders, any of the Funds’ directors or officers, the Adviser, its stockholders or any of the Adviser’s partners or officers, through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practices that would constitute unfair dealing.

1.5. Corporate Opportunities.

A covered person shall not take for himself or herself personally an opportunity that the Fund could realistically expect to obtain and develop and is discovered through the use of corporate property, information or position unless the covered person has presented the opportunity to the Fund’s Board in writing and the Fund’s Board has rejected the opportunity. The written opportunity report shall be filed with the minutes of the next regular or special meeting of the Fund’s Board.

Thereafter, a covered person shall not take for himself or herself personally an opportunity that the Adviser could realistically expect to obtain and develop and is discovered through the use of corporate property, information or position unless the covered person has presented the opportunity to the Adviser’s partners in writing and the Adviser’s partners have rejected the opportunity. The written opportunity report shall be filed with the minutes of the next regular or special meeting of the Adviser’s partners.

PART 2 - PURPOSES AND CONSEQUENCES OF NON-COMPLIANCE

It is important that you read and understand this document, because its overall purpose is to help all of us comply with the law and to preserve and protect the outstanding reputation of the Fund. This document was adopted to comply with Rule 17j-1 under the 1940 Act, Section 204A of the Advisers Act, Rule 204A-1 under the Advisers Act, and industry practice. Any violation of the Code, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action, including, when appropriate, termination of employment.

Additionally, Federal Securities Laws require investment advisers to adopt policies and procedures to identify and prevent the misuse of material, non-public information. Therefore, the Adviser has developed and adopted an Insider Trading Statement of Policy and Procedures

(attached as Exhibit A to this Code) which applies to officers and employees of the Adviser. Please also read Part 7 of the Code in this regard.

Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO. Access Persons and Supervised Persons may make these reports and no adverse action shall be taken against any such person making such a report in good faith.

PART 3 - CODE OF ETHICS

3.1. Legal Requirements

Section 17(j) of the 1940 Act,3 and Rule 17j-1 thereunder, make it unlawful for any affiliated person of the Fund or the Adviser in connection with the purchase or sale of a security “held or to be acquired” by the Fund:

(A)	To employ any device, scheme or artifice to defraud the Fund;

(B)	To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

(D)	To engage in any manipulative practice with respect to the Fund.

A security is “held or to be acquired” if within the most recent 15 days it (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and any option to purchase or to sell, including any security convertible into or exchangeable for, such security.

Registered investment advisers are required by Rule 204A-1 under the Advisers Act to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their Supervised Persons and requires those Supervised Persons to comply with the Federal Securities Laws.

3.2. Definitions of Important Terms 4

For purposes of the Code, the terms below have the following meanings:

(A)	1933 Act - Securities Act of 1933, as amended.

[3]	Section 17(j) does not ban personal investing but rather authorizes the SEC to adopt rules and regulations necessary to prevent any trading practices that might prove fraudulent or manipulative. Pursuant to this authority, the SEC adopted Rule 17j-1.

[4]	Some of these definitions are repeated below at appropriate places to provide further clarity.

(B) 1934 Act - Securities Exchange Act of 1934, as amended.

(C) 1940 Act - Investment Company Act of 1940, as amended.

(D) Access Person - Includes (1) any director or officer of the Fund or any officer of the Adviser; (2) any Supervised Person of the Adviser who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Fund; or (b) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic; (3) any employee of the Fund or the Adviser (or any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Fund or another client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (4) any natural person in a control5 relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Reportable Securities by the Fund; and (5) any other person who the CCO determines to be an Access Person.

(E) Adviser - Impulsora del Fondo México, SC.

(F) Advisers Act - Investment Advisers Act of 1940, as amended.

(G) Appropriate Analyst - Any securities analyst or portfolio manager making investment recommendations or investing funds on behalf of the Fund or any client of the Adviser, and who may be reasonably expected to recommend or consider the purchase or sale of a security for the Fund or other client.

(H) Automatic Investment Plan - Any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan.

(I) Beneficial Ownership - Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. There is a presumption of a pecuniary interest in a security held or acquired by a member of a person’s immediate family sharing the same household. “Beneficial ownership” has the same meaning as that term is used in Rule 16a-1(a)(2) under the 1934 Act (which governs the reporting requirements and short-swing trading liability of insiders of the Fund).6

[5]	Section 2(a)(9) defines “control” as “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of any official position with such company.” Further, “any person who owns beneficially, either directly or through one or more controlled companies, Further, “any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of the company shall be presumed to control.”

[6]	You have received, under separate cover, a memorandum regarding your obligations under Section 16 of the 1934 Act, including your filing of Forms 3, 4 and 5.

(J) Federal Securities Laws - Includes (1) the 1933 Act; (2) the 1934 Act; (3) the Sarbanes-Oxley Act of 2002; (4) the 1940 Act; (5) the Advisers Act; (6) Title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the U.S. Department of the Treasury.

(K) Fund - The Mexico Fund, Inc.

(L) Held or to be Acquired - Any Reportable Security that within the most recent 15 days (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and any option to purchase or to sell, including any security convertible into or exchangeable for, such security.

(M) Officer - For purposes of the Code, an “officer” is any officer of the Fund or the Adviser (as defined in the By-Laws of the Fund or the Adviser, as applicable) who performs a policy-making function or any other person who performs similar policy-making functions for the Fund or the Adviser. Excluded from this definition are officers whose role is only ministerial in nature.

(N) Portfolio Person - Any employee of the Fund, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. Portfolio Persons include portfolio managers, research analysts, traders, persons serving in equivalent capacities (such as management trainees), persons supervising the activities of Portfolio Persons, and those persons designated as such by the CCO.

(O) Reportable Security - Any and every security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the 1940 Act except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by U.S.-registered open-end investment companies (“mutual funds”); and (4) shares issued by U.S.-registered unit investment trusts that are invested exclusively in one or more mutual funds. Reportable Securities include any options or other derivatives related to that security. Reportable Securities also include exchange-traded funds, regardless of whether the exchange-traded fund is registered as an open-end investment company or as a unit investment trust. Shares of the Fund qualify as Reportable Securities and are subject to the pre-clearance and reporting requirements of the Code.

(P) SEC - U.S. Securities and Exchange Commission.

(Q) Supervised Person - Any (1) officer of the Adviser (or other person occupying a similar status or performing similar functions), or employee of the Adviser; or (2) other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.3. Who Is Covered by the Code and How Does It Work?

The Code covers all “Access Persons,” which is defined broadly in Part 3.2.D above. The Code works by prohibiting some transactions and requiring pre-clearance and reporting of most others. Independent Directors of the Fund7 do not have to pre-clear their transactions in Reportable Securities, and, in most cases, do not have to report their securities transactions.

3.4. What Accounts and Transactions Are Covered?

The Code covers all of your personal securities accounts and transactions in Reportable Securities. It also covers all securities and accounts in which you have “beneficial ownership.” A transaction by or for the account of your spouse or any other family member living in your home is considered to be the same as a transaction by you. Also, a transaction for any account in which you have any economic interest (other than the account of an unrelated client) is generally considered the same as a transaction by you. For example, if you invest in a corporation or other entity that invests in securities, that entity’s securities transactions are considered yours if you control the entity or have or share control over its investments. In a similar way, securities transactions of a trust or foundation of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets. Accordingly, each time the words “you” or “your” are used in this document, they apply not only to your personal transactions and accounts, but also to all transactions and accounts in which you have any direct or indirect beneficial interest. If it is not clear whether a particular account or transaction is covered, you must ask the CCO for guidance.

3.5. What Securities Are Not Covered by the Code?

As stated above, the term “Reportable Security” does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares issued by U.S. registered open-end investment companies. You are not required to pre-clear transactions involving securities that are not Reportable Securities but you may be required to report such transactions.

[7]	“Independent Director” means one who is not an “interested person” of the Adviser or the Fund under the 1940 Act. If you are an Independent Director, you need not report any securities transaction unless you knew, or should have known that, during the 15-day period before or after the transaction, the security was purchased or sold or considered for purchase or sale by the Fund. (See Part 4.1.C.3. below.)

3.6. What Transactions Are Prohibited by the Code?

A. Prohibited Transactions - In General

You are prohibited from buying or selling, directly or indirectly, any Reportable Security in which you have beneficial ownership and which you knew or should have known at the time of such purchase or sale:

(1) is being considered for purchase or sale8 by the Fund; or

(2) is being purchased or sold by the Fund.

At a minimum, you are prohibited from executing a transaction involving a Reportable Security on a day during which the Fund has a pending “buy” or “sell” order in the same or a related security until the Fund’s order is executed or withdrawn.9 In addition to other penalties that might apply, you will be expected to give up any profits realized on such transaction.

B. Specific Examples of Prohibited Transactions10

1. Front-Running: Trading Ahead of the Fund or Client

You cannot front-run any trade of the Fund or a client. The term “front-run” means trading on the basis of non-public market information regarding a contemplated transaction by the Fund or a client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Because you are prohibited from profiting for your personal account from a subsequent trade by the Fund, you may not (1) purchase a security if you intend, or know of the Fund’s intention, to purchase that security or a related security on behalf of the Fund or a client, or (2) sell a security if you intend, or know of the Fund’s intention, to sell that security or a related security on behalf of the Fund or a client.11 In addition to other penalties that might apply, you will be expected to give up any profits on front-running transactions to the Fund for the benefit of the Fund or other clients.

2. Scalping

You cannot purchase a security with the intention of recommending that the security be purchased for the Fund or a client in a manner that results in a profit for you.

3. Trading Parallel to the Fund or Client

You cannot buy a security if you know that the same or a related security is being bought by the Fund or a client, or sell a security if you know that the same or a related security is being sold by the Fund or a client. In addition to other penalties that might apply, you will be expected to give up any profits on parallel transactions to the Fund for the benefit of the Fund or other clients.

[8]	A security is “being considered” for purchase or sale when a recommendation to purchase or sell a security has been made and communicated. In the event that you are making the recommendation to the Fund, at the point in time when you seriously consider making such recommendation to the Fund, the security is “being considered” for purchase or sale.

[9]	This specific prohibition must be read in conjunction with the general prohibitions on your personal trading activities under Rule 17j-1, as discussed in Part 3.1 above. Furthermore, if you are a Portfolio Person, you are also subject to a seven day blackout period (on trading in a Reportable Security) before and after the Fund trades in the same or a related Reportable Security. This blackout period is more fully described in Part 6 below.

[10]	It should be stressed that the activities described below generally would be prohibited by Section 17 of the 1933 Act, Rule 10b-5 of the 1934 Act, and Section 206 of the Advisers Act, in addition to Rule 17j-1 of the 1940 Act.

[11]	See Part 9 for certain waivers of restrictions.

4. Trading Against the Fund or Client

You cannot (1) buy a security if you know that the Fund or a client is selling the same or a related security, or has sold the security, or (2) sell a security if you know that the Fund or a client is buying the same or related security. In addition to other penalties that might apply, you will be expected to give up any profits on such transactions to the Fund for the benefit of the Fund or other clients.

5. Use of Proprietary Information

You cannot buy or sell any security if you have information concerning the security obtained in the course of your association with the Fund which you have not reported to the Appropriate Analyst, or if you cannot identify the Appropriate Analyst, to the CCO.

6. Confidentiality of Fund Transactions

If you obtain non-public information concerning the Fund’s portfolio, you must respect the confidential nature of this information and must not divulge it unless specifically authorized to do so by the President of the Fund.

PART 4 - WHAT MUST BE DONE TO COMPLY WITH THE REPORTING REQUIREMENTS?

Compliance with the following personal securities transaction reporting procedures is essential to enable us to meet our responsibilities to the Fund and other clients and to comply with regulatory requirements. You are expected to comply with both the letter and spirit of these requirements. You are not required, however, to make a report with respect to any securities held in accounts over which you had no direct or indirect influence or control. You are not required to make a transaction report with respect to transactions in Reportable Securities effected pursuant to an Automatic Investment Plan.

4.1. Disclosure of Beneficial Ownership

If you have any beneficial ownership in a security and you recommend to the Appropriate Analyst that the security be considered for purchase or sale by the Fund or a client, or if you carry out a purchase or sale of that security for the Fund or a client, you must disclose your beneficial ownership to the CCO and the Appropriate Analyst in writing before the purchase or sale, or before or simultaneously with the recommendation.

4.2. Reports and Notices

A. Initial and Annual Reports of Ownership of Shares of Reportable Securities (Schedule B)

If you are an Access Person or a Portfolio Person, you must report on Schedule B (attached) any direct and indirect beneficial ownership of any Reportable Security, within 10 days of initially becoming an Access Person or Portfolio Person,12 and by February 1st annually thereafter. You must also indicate the name of any broker, dealer or bank with whom you have maintained an account in which any securities (not just Reportable Securities) were held as of the date you became an Access Person. Annual reports must be current as of a date no more than 45 days prior to February 1 of the applicable year.

B. Quarterly Transaction Reports (Schedule C)

If you are an Access Person or Portfolio Person, you must submit quarterly reports of your transactions in Reportable Securities on Schedule C (attached) to the CCO. The reports must include copies of broker’s confirmations of the trades or other documentation evidencing trades as is customary in the market in which such trades take place (which may be sent under separate cover by the broker) showing all transactions in Reportable Securities in which you have, or by reason of the transaction acquire, any direct or indirect beneficial ownership, including transactions in a discretionary account. The reports must be filed with the CCO not later than 30 days after the end of each calendar quarter in which the transaction to which the report relates was effected, but need not show transactions for any account over which you had no direct or indirect influence or control. In addition, you must submit a quarterly report if you have established a securities account (regardless of whether the account will hold Reportable Securities) during the quarterly period, identifying the name of the broker, dealer or bank with whom the account was established and the date of establishment.

C. Initial, Annual and Transaction Reports - Non-Interested Directors

Directors of the Fund must file initial and annual holdings reports and quarterly transaction reports, except as provided below. If your only relationship to the Fund is that of a director of the Fund and you are not an “interested person” of the Fund as the term is defined in Section 2(a)(19) of the 1940 Act, you are not required to file initial or annual holdings reports. If your only relationship to the Fund is that of a Director of the Fund and you are not an “interested person” of the Fund or the Adviser as the term is defined in Section 2(a)(19) of the 1940 Act, you are not required to file quarterly transaction reports unless you knew or should have known that during the 15 day period before or after a transaction, the security was purchased or sold, or considered for purchase or sale by the Fund or the Adviser on behalf of the Fund.

[12]	This obligation does not apply to any person who became an Access Person, a Supervised Person or a Portfolio Person prior to March 1, 2000.

D. Brokerage Accounts and Confirmations of Securities Transactions

If you are an employee of the Fund or the Adviser, before you open an account with a broker-dealer or a bank, or place an initial order for the purchase or sale of securities with that broker-dealer or bank, you must: (i) notify the CCO, in writing, of your intention to open the account; (ii) notify the institution with which the account is opened, in writing, of your association with the Fund; and (iii) instruct the institution in writing to send the CCO duplicate copies of trade confirmations (or other documentation evidencing trades as is customary in the market in which such trades take place), statements and other information concerning the account.

E. Submission of Brokerage Reports in Lieu of Schedules B and C

In lieu of submitting Schedules B or C, you may submit brokerage reports provided such reports reflect the same information that would have been required to be provided in such Schedules. If you decide to use this alternative, you will be asked to represent, in writing, the fact that the brokerage reports you submit will include all information required to be provided in Schedules B or C, as applicable.

PART 5 - PRE-CLEARANCE REQUIREMENTS13

You cannot buy or sell any Reportable Security, including shares of the Fund, without first contacting the CCO in person or by fax, phone, or e-mail and obtaining his or her approval. A clearance is good for five business days, but may be extended in special circumstances as explained in Part 9, below. Pre-clearance of a transaction in shares of the Fund does NOT constitute a waiver of any other trading or reporting requirements that apply to the purchase or sale of Fund shares.

However, no pre-clearance is necessary for:

(1) any Reportable Security that is not listed on the BOLSA or related to a security listed on the BOLSA;

(2) transactions effected for an account or entity over which you do not have or share investment control;

(3) transactions in which you do not acquire or dispose of direct or indirect beneficial ownership;

(4) transactions effected as part of an Automatic Investment Plan; and

[13]	Independent Directors of the Fund do not have to pre-clear their securities transactions. For the definition of “Independent Director,” see note 6 above. It bears emphasis that this exception does not in any way affect your obligations under Rule 17j-1 as set forth in Parts 3.1 or 3.6 above or the prohibition against the misuse of inside information under Section 17 of the 1933 Act, Rule 10b-5 of the 1934 Act or Section 206 of the Advisers Act.

(5) transactions effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

If you have any doubt whether you have or might acquire direct or indirect beneficial ownership or have or share investment control over an account or entity in a particular transaction, you should consult with the CCO before engaging in the transaction.

PART 6 - SPECIAL PROVISIONS APPLICABLE TO PORTFOLIO PERSONS

THE FOLLOWING ADDITIONAL PROVISIONS ARE APPLICABLE ONLY TO

PORTFOLIO PERSONS.

6.1 Requirement to Disclose Interest and Method of Disclosure

You must promptly disclose your direct or indirect beneficial interest in a security whenever you learn (by attendance at a meeting, receipt of a report or memo, or by other means) that the security is under consideration for purchase or sale by the Fund.

You must initially disclose that beneficial interest orally to the primary portfolio manager of the Fund, the Research Director, or the CCO. Following that oral disclosure, you must send a written acknowledgement of that interest to the primary portfolio manager, with a copy to the CCO.

A. Blackout Period

You cannot buy or sell a Reportable Security within seven calendar days before or after the Fund trades that security. In addition to other penalties that might apply, you will be expected to give up any profits you make from trading during this proscribed period.14

Notwithstanding the provision above, the CCO, at his own discretion, may waive the blackout period in instances where the Fund trades that security after you in circumstances where the CCO is able to determine that your trade(s) were (1) de minimis in nature, (2) did not affect and could not have affected the market price of the security, and (3) were not prohibited transactions under Part 3.6.B. of the Code.

B. Securities Sold in an Initial Public Offering

You cannot acquire securities in any initial public offering.

C. Interests in Partnerships and Securities Issued in Private Placements

You cannot acquire limited partnership interests or other securities in private placements unless you get the prior written approval of the CCO after he or she consults with an executive

[14]	It should be emphasized that this trading prohibition covers the period seven calendar days prior to a trade by the Fund, or a client, in the particular security, as well as, seven calendar days after the Fund or a client trades in that security.

officer of the Fund or the Adviser.15 The CCO shall maintain the record and rationale for such approval for at least five years after the fiscal year in which the approval was granted.

D. Short-Swing Trading

You cannot profit from the purchase and sale or sale and purchase of the same, equivalent or related securities within 60 calendar days (“short-swing trading”). This restriction does not apply to trading within a shorter period to avoid losses. If you violate this prohibition you will be expected to give up all profits from these short swing trading transactions to the Adviser, for the benefit of the Fund.

E. Service as a Director

You cannot serve as a director of a publicly-traded company absent prior approval of the CCO after he or she consults with an executive officer of the Fund. Approval will be based on a determination that your board service would not be inconsistent with the interests of the Fund and its shareholders.

F. Acceptance of Gifts

You may not accept any gift or other gratuity of more than de minimis value (approximately US$100) from any person or entity that does business with or on behalf of the Fund or Impulsora.

6.2 Confidentiality of Fund Transactions

Information relating to the Fund’s portfolio and research activities is confidential. Whenever statistical information or research is supplied to or requested by the Fund or the Adviser, you must not disclose such information to any persons (other than authorized persons). Consideration of a particular purchase or sale for the account of the Fund shall not be disclosed except to authorized persons.

You must keep all securities transactions for the account of the Fund confidential and disclose them only on a “need to know” basis until the information is publicly released in the normal course of business.

If you obtain non-public information concerning the Fund’s portfolio, you must respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by the President of the Fund.

In order to assure maximum confidentiality:

(1) the President of the Fund, or such other officer of the Fund or of the Adviser as he or she may designate, shall have the responsibility of coordinating all transactions for the purchase and sale of securities for the account of the Fund;

[15]	See Parts 5 and 9 for pre-clearance procedures and Schedule D for the Private Placement Approval Form (attached).

(2) all orders for the purchase or sale of securities for the account of the Fund shall be placed for execution by one or more employees of the Adviser specifically designated by the Adviser to do so;

(3) all records of the Fund’s transactions shall be kept in a secured place and shall not be released to anyone other than authorized persons; and

(4) a representative designated by the Adviser shall make such inspections as he or she may deem necessary in order to assure compliance with this Section.

PART 7 - A REMINDER ABOUT THE ADVISER’S INSIDER TRADING POLICY

The Code of Ethics is primarily concerned with transactions in securities held or to be acquired by the Fund or clients, regardless of whether those transactions are based on inside information or actually harm the Fund or a client.

The “Impulsora del Fondo México, SC Insider Trading Statement of Policy and Procedures” deals with the problem of insider trading in securities that could result in harm to the Fund, a client, or members of the public, and applies to all officers and employees of the Adviser. Although the requirements of the Code and the Insider Trading Policy are similar, you must comply with both if you are a Director, officer or employee of Impulsora.

The “Impulsora del Fondo México, SC Insider Trading Statement of Policy and Procedures” are attached to the Code as Exhibit A.

PART 8 - VIOLATIONS OF THE CODE

The Fund considers any violation of the Code a serious matter. The Code is designed to insure compliance with applicable law and to maintain shareholder confidence in the Fund.

However, not every violation of the Code is necessarily a violation of the law or the Fund’s Statement of Principles. Isolated or inadvertent violations of the Code not resulting in a violation of law or the Statement of Principles will be documented, referred to the appropriate CCO and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. A pattern of violations which individually do not violate the law or Statement of Principles, but which taken together demonstrate a lack of respect for the law and the Fund’s Statement of Principles, may result in termination of employment. A violation of the Code resulting in a violation of the law will be severely sanctioned, with disciplinary action including, but not limited to referral of the matter to the Board of Directors of the Fund, termination of employment or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

PART 9 - THE MEXICO FUND, INC. AND IMPULSORA DEL

FONDO MEXICO, SC CODE OF ETHICS COMPLIANCE

PROCEDURES

This document sets forth the additional responsibilities and obligations of the CCO under the Fund’s Code of Ethics.16

9.1. Responsibilities of the CCO

A. Pre-Clearance Standards

1. General Principles

The CCO shall prohibit an Access Person from going forward with a proposed transaction for which pre-clearance has been sought and which is prohibited by the Code unless he or she determines that, considering all of the facts and circumstances, the prohibition is not necessary.

2. Specific Standards

(a) Private Placements

In considering requests by Portfolio Personnel for approval of limited partnerships and other private placement securities transactions, the CCO shall first review the Schedule D (attached) submitted by the Portfolio Person and then consult with an executive officer of the Adviser. In deciding whether to approve the transaction, the CCO and the executive officer shall take into account, among other factors, whether the investment opportunity should be reserved for the Fund or a client, and whether the investment opportunity is being offered to the Portfolio Person by virtue of his or her position with the Fund. If the Portfolio Person receives clearance for the transaction and the Adviser subsequently decides to invest in the security for the Fund or a client, the investment by the Fund shall not be made unless a Portfolio Person with no interest in the issuer approves the transaction.

(b) Open Orders

No clearance shall be given for any transaction on any day which the Fund has a pending buy or sell order in the same or a related security, until the order has been executed or withdrawn.

(c) Duration of Clearance

If the CCO approves a proposed securities transaction, the order for the transaction must be placed and effected within five business days. The CCO may, in his or her discretion, after consultation with a member of the senior management of the Adviser, extend the clearance period to thirty business days, beginning on the date of the approval, for all securities transactions of any Access Person of the Adviser, and who demonstrates that special

[16]	All defined terms shall have the same meaning as set forth in Part 3.2 above.

circumstances make the extended clearance period necessary and appropriate. The Portfolio Person may seek renewal of the approval for a particular transaction for an additional thirty business days upon a similar showing of special circumstances. The CCO may rescind any approval or renewal of approval under this paragraph if he or she determines it is appropriate to do so.

B. Waivers by the CCO

The CCO may, in his or her discretion, after consultation with an executive officer of the Adviser, waive compliance by any person with the two thirty-day successive limitations on executing pre-cleared transactions (as discussed above), the prohibition on “front-running,” and the purchase and sale restrictions on trading parallel to or against a client, if he or she finds that such a waiver: (1) is necessary to alleviate hardship or in view of unforeseen circumstances and is otherwise appropriate under all the relevant facts and circumstances; (2) will not be inconsistent with the purposes and objectives of the Code; (3) will not adversely affect the interests of advisory clients of the Adviser, the interests of the Fund or its affiliates; and (4) is not likely to permit a transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver shall be in writing and shall state the basis for it.

C. Continuing Responsibilities

The CCO shall make a record of all requests for pre-clearance regarding the purchase or sale of a security, including the date of the request, the name of the Access Person, the details of the proposed transaction, and whether it was prohibited; and if prohibited, the CCO shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client transactions.

The CCO shall also collect and review the signed initial acknowledgements of receipt (attached) and the annual acknowledgements required by Paragraph 9.1.E. below, as well as reports on Schedules B and C of the Code. In addition, the CCO shall request from any broker-dealer described in Part 4.2.D. copies of all trade confirmations (or other documentation evidencing trades as is customary in the market in which such trades take place), statements, and other information with respect to an account opened and maintained with the broker-dealer by any employee of the Fund and/or the Adviser. The CCO shall preserve those acknowledgements and reports, the records of consultations and waivers, and the confirmations, statements and other information for the period required by applicable regulations.

D. Periodic Responsibilities

Each quarter, the CCO, or his or her designee, should conduct a review to verify that transaction reports have been filed by the Adviser’s personnel under his or her supervision. In addition, the CCO, or his or her designee, will review all quarterly transaction and initial and annual holdings reports. The CCO will periodically audit the contents of the reports filed and compare the information reported with portfolio securities traded for, and with positions held in, the Adviser’s client accounts, including investment companies and separate accounts. Following the receipt of any report on Schedule B or C, the CCO shall prepare a written report to the Board of Directors of the Fund, which sets forth the following:

(1) each transaction in a security which was held by or acquired by the Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the CCO, the purchase or sale of the security was being considered, or which had not been approved by the CCO (other than a transaction under an Automatic Investment Plan), including any waivers to the blackout period granted pursuant to Part 6.1.A.;

(2) with respect to any transaction, although not required to be reported to the Board by the operation of sub-paragraph (1) above, that he or she believes nonetheless may evidence violation of a provision of the Code; or

(3) apparent violations of the reporting requirements.

The CCO shall also promptly report in writing to the Board of Directors of the Fund, all violations and apparent violations of Rule 17j-1 and/or Rule 204A-1.

The CCO will investigate any violation or potential violation reported by an Access Person or a Supervised Person and report violations the CCO determines to be material to the Adviser’s president and/or the Funds’ Board of Directors, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate.

Sanctions more severe than a warning or censure must be approved by the President of the Adviser or the Board, as applicable. The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation. Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement, suspension or dismissal.

E. Annual Responsibilities

On an annual basis, the CCO shall distribute to each Access Person and each Supervised Person a copy of the Fund’s Code, including a new acknowledgement of receipt and forms for the reports required by Parts 4.1 and 4.2. of the Code (Schedules B and C), and shall report to the Board of Directors as required by Part 9.2.B.1 below. Upon each amendment of the Code, the CCO shall distribute a copy of the amended Code to all Access Persons, Supervised Persons and Portfolio Persons and require each recipient to provide a signed acknowledgement of their receipt of the amended Code.

9.2. Personnel Responsibilities and Procedures

A. New Employees

Before an individual is made a formal offer of employment, the Adviser shall provide the applicant with copies of the Code and the Adviser’s Insider Trading Statement of Policy and

Procedures and make clear that the Adviser views that person’s willingness to adhere to them to be a condition precedent to accepting employment with the Adviser.

Legal counsel to the Fund and Adviser shall assist by responding to questions from prospective employees about the Code and the Insider Trading Statement of Policy and Procedures, including clearance of transactions, transaction reporting and insider trading questions, so that it is clear to the prospective employees what they can or cannot do as an employee of the Adviser.

Before formally commencing employment, a new hire shall normally be asked to acknowledge in writing, that he or she has received the Code and the Insider Trading Policy and Procedures, has read and understood them, and agrees to comply with them. (See the form of acknowledgement attached.)

B. Supervisory Procedures for Effectuating Compliance

The role of the CCO is critical to the implementation and maintenance of the Code.

1. Annual Reports to Management

Annually, the CCO shall review the effectiveness of the Code, and the Policy Statement on Insider Trading, as well as the continuing education programs for implementation and enforcement. At such time, the CCO shall furnish to the Board a written report for the Board’s consideration that (a) describes any issues arising under the Code during the annual period covered by such report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations, and (b) certifies that the Fund and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code, or recommends any needed changes to the Code to management and the Board of Directors of the Fund.

2. Records

The Code of Ethics, a copy of any report by an Access Person, any written reports or memorandum by the CCO, and lists of all persons required to make reports shall be preserved with the Fund’s and the Adviser’s records for the period required by applicable regulations.

3. List of Access Persons, Portfolio Persons and Supervised Persons

The CCO shall maintain and update as necessary a list identifying all Access Persons, Portfolio Persons, and Supervised Persons which list shall be appended hereto as Schedule E.

SCHEDULE A - DESIGNATION OF COMPLIANCE OFFICER

Lic. Carlos H. Woodworth*

*	Lic. José Luis Gómez Pimienta shall serve in the role of Chief Compliance Officer as set forth in the Code with respect to matters under the Code pertaining to Lic. Woodworth (e.g., Lic. Gómez Pimienta shall review reports on Schedules B or C made by Lic. Woodworth, and shall administer the requirements of the Code with respect to any pre-clearance requests made by Lic. Woodworth).

SCHEDULE B - INITIAL AND ANNUAL HOLDINGS REPORT

This report shall set forth the security name or description and security class of each Reportable Security holding in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you, other than authority to trade for the Fund in or a client of the Adviser.

For the Year/Period Ended

HOLDINGS

No. of Units	Name of Security/CUSIP of Exchange Ticker	Principal Amount Owned	Exchange Traded On	Broker, Dealer or Bank	Name of Account(1) (if other than yourself)

I participate in the Dividend Reinvestment Plans of the following public companies:

I maintain an account in which securities are held for my direct or indirect benefit with the following brokers, dealers or banks:

Name of reporting person:

Signature:

Date:

Check here if this is an initial holdings report:

FOOTNOTE

(1)	Indicate by “NBI” under “Name of Account”, after indicating the name of the account, if you claim that the reported securities transactions should not be considered an admission that you have any direct or indirect beneficial ownership in such transactions.

SCHEDULE C - REPORT OF QUARTERLY SECURITIES TRANSACTIONS

For Calendar Quarter Ending                     , 20

Name of Security/CUSIP or Exchange Ticker (including interest rate and maturity date, if any)	Date of Transaction	No. of Units	Principal Amount of Transaction	Nature of Transaction (Purchase, Sale, Other1)	Price	Name of Broker Dealer or Bank Through Whom Effected	Approved by: (if applicable)

The above is a record of every transaction in a security in which I had or by reason of which I acquired any direct or indirect beneficial ownership as more fully defined in the Code of Ethics of the Fund and the Adviser during the quarter referred to above.

During the quarter referred to above, the following accounts were established for securities which I may be deemed to have a direct or indirect beneficial ownership:

Name of Broker, Dealer or Bank Where Account Was Established	Date Account Was Established

Date:	Signature:
(If signed, please type name)

Note 1.	If the transaction is other than a sale or purchase, please explain the transaction below.

Note 2.	This report shall not be construed as an admission by me that I have acquired any direct or indirect beneficial ownership in the securities involved in the transactions reported, which have been marked by me with an asterisk(*). Such transactions are reported solely to meet the standards imposed by Rule 17j-1 under the Investment Company Act of 1940 and/or Rule 204A-1 under the Investment Advisers Act of 1940.

Note 3.	If you are providing copies of brokerage statements in lieu of the first table above, please indicate by checking here: ☐.

CONFIDENTIAL

SCHEDULE D - PRIVATE PLACEMENT PURCHASE APPROVAL

(including Limited Partnerships)

1.	Please list the name of the issuer.

2.	What is the legal structure of the issuer (i.e., what type of security is being offered for purchase)?

3.	In what business sector is the issuer (e.g., its field of activities, such as financial groups or communications)?

4.	When do you intend to make this investment?

5.	What is your cumulative investment to date?

6.	Do you anticipate the purchasing of additional shares in this issuer?

7.	Do you have any liability to the issuer or in connection with the contemplated investment beyond what you expect to invest? If so, please explain.

8.	To the best of your knowledge, is any client a co-investor or co-partner with you in this venture?

9.	I understand and agree that in the event that I receive approval to purchase these securities, I must disclose my personal investment if and when I play a part in the Fund’s subsequent consideration of an investment in this issuer.

Date	Signed

SCHEDULE E - LIST OF ACCESS PERSON AND PORTFOLIO PERSONS

Access Persons

Emilio Carrillo Gamboa*

Marc J. Shapiro *

José Luis Gómez Pimienta

Claudio X. González*

Robert L. Knauss*

Eugenio Clariond Reyes Retana*

Jaime Serra Puche*

Carlos H. Woodworth

Alberto Osorio

Eduardo Solano

Portfolio Persons

José Luis Gómez Pimienta

Carlos H. Woodworth

Alberto Osorio

Eduardo Solano

Guadalupe Villar

Supervised Persons

Víctor Delgado

Margarita Castro

Jesús Romero

Rosa Elvira Carrasco

*	A Director of the Fund who is not an “interested person” of the Fund as defined under the Investment Company Act of 1940.

[March 8, 2006]

EXHIBIT A

IMPULSORA DEL FONDO MEXICO, SC

INSIDER TRADING STATEMENT OF POLICY AND PROCEDURES

FOR OFFICERS, PARTNERS AND EMPLOYEES

I.	Statement of Policy

Impulsora del Fondo Mexico, SC (the “Company”) forbids any officer or employee from trading directly or indirectly, either personally or on behalf of others, including client accounts, while in possession of material nonpublic information in violation of the law. Every officer and employee must read, retain and sign this Statement of Policy and Procedures. Any questions should be referred to Lic. Carlos H. Woodworth, the Company’s Chief Compliance Officer (“CCO”).

Generally, it is illegal to trade in securities while you are in possession of material nonpublic information that might affect the value of those securities or to transmit that information to others who trade in those securities. Because the law of insider trading involves a number of complex legal interpretations, the Company requires every officer or employee to confer with the CCO, before any securities transaction involving material nonpublic information is entered into. The CCO will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law. Every officer, partner and employee of the Company must follow the procedures described below or risk serious sanctions, including dismissal. Moreover, engaging in securities transactions involving material nonpublic information may subject you to substantial personal liability and criminal penalties, including jail sentences.

II.	Procedures to Implement Policy Statement

A.	Identifying Inside Information

Before trading for yourself or others, including accounts managed by the Company, in the securities of a company about which you may have material nonpublic, or “inside information,” ask yourself the following questions:

(1) Is the information material? That is, information that an investor would consider important in making his or her investment decision. Is this information that would substantially affect the market price of the securities if generally disclosed?

(2) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by, for example, being published in Reuters, The Wall Street Journal, El Financier, Excelsior, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

(1) Report the matter immediately to the Company’s CCO.

(2) Do not purchase or sell the securities on behalf of yourself or others, including investment companies or accounts managed by the Company.

(3) Do not communicate the information inside or outside the Company, other than to the CCO.

(4) After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

If, after consideration of the items set forth above you have any doubt as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, you must discuss it with the CCO before trading or communicating the information to anyone.

The CCO can furnish you with more detailed information as to what constitutes material nonpublic information and the situations that give rise to liability for trading on such inside information.

B.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as potentially material and nonpublic may not be communicated to anyone, including persons within the Company, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

C.	Acknowledgement

Each year you will be asked to sign an acknowledgement to the effect that you have read and understand, and certify that to the best of your knowledge, you have complied with this Insider Trading Statement of Policy and Procedures to the extent that it applied to you during the last year. You will also be asked to certify the you understand and acknowledge that any violation of the Insider Trading Policy may subject you to disciplinary action, including termination of employment.

ACKNOWLEDGEMENT

CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING

To:	Carlos H. Woodworth

I hereby acknowledge receipt of a copy of the Code of Ethics of The Mexico Fund, Inc. (the “Fund”) dated             , 20    , which I have read and understand, and certify that to the best of my knowledge, I have complied with the Code and the Insider Trading Statement of Policy and Procedures to the extent they have applied to me during the past year. I further understand and acknowledge that any violation of the Code or Insider Trading Policy, including engaging in a prohibited transaction or failure to file reports as required (See Schedules B or C), may subject me to disciplinary action, including termination of employment. If I elect to submit brokerage reports in lieu of a Schedule B or C, I represent that such brokerage reports will include all information required to be provided in such Schedules.

SIGNATURE

PRINT NAME

DATE